Contact:	Karen L. Dexter	EXHIBIT 99.1
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX AND HILLSIDE AGREE TO 60 DAY EXTENSION

TO STANDSTILL AGREEMENT

REDWOOD CITY, Calif., November 14, 2007, - Ampex Corporation (Nasdaq: AMPX) today announced that the Company and Hillside Capital Incorporated have agreed to extend the standstill agreement until January 15, 2008 in order to afford the parties additional time to restructure the Hillside Notes previously issued to fund the Company’s pension contributions. At September 30, 2007, outstanding Hillside Notes totaled $44.8 million.

Hillside has agreed to extend the standstill agreement to enable Hillside and Ampex to negotiate a restructuring plan. As previously reported, the notice of default issued by Hillside in July 2007 will be rescinded at the closing of the restructuring, and Hillside has agreed not to accelerate the maturity of the Hillside Notes or commence legal action against the Company during the standstill period.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is a leading innovator and licensor of technologies for the visual information age, as well as a manufacturer of high performance data storage products principally used in defense applications.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the progress of the Company’s negotiations with Hillside, the possibility of legal proceedings brought by or against the Company involving Hillside, the PBGC or other parties, the effect of any such litigation on the Company’s business, assets, financial condition and ability to obtain additional debt or equity financing and complete its strategic business plans, the Company’s ability to explore other avenues to fund operating requirements and debt service, the effect of any of the foregoing on the Company’s stock price and exchange listing, and other risks and uncertainties disclosed in the Company’s Annual Report of Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the SEC.